UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2015

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 369-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the ongoing efforts of Era Group Inc. (the “Company”) to align its compensation program with competitive market practices, on June 24, 2015, the Board of Directors (the “Board”) of the Company, upon recommendation of the Compensation Committee of the Board (the “Committee”), approved and adopted the Era Group Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides severance benefits to eligible employees, including named executive officers designated by the Committee, whose employment is terminated by the Company without “cause” or by the participant for “good reason” in connection with a “change in control” (as such terms are defined in the Severance Plan) (in either case, a “Qualifying Termination”).
Upon a Qualifying Termination, a participant will be eligible to receive the following benefits:  (a) a lump sum cash payment equal to two times the sum of annual base salary and target annual bonus (three times for the Company’s Chief Executive Officer); (b) pro-rata target bonus for the year of termination; (c) a lump sum cash payment equal to COBRA premiums for 18 months; and (d) outplacement services not to exceed $25,000.  In order to receive severance payments, the participant must execute a general release of claims in favor of the Company.  As a condition to participation in the Severance Plan, all participants are subject to confidentiality obligations, as well as non-solicitation and noncompetition restrictions during their employment with the Company and for 18 months thereafter (two years for the Company’s Chief Executive Officer).
In the event that any payment or benefit due to an employee would be subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), based on such payments being classified as “excess parachute payments” under Section 280G of the Code, then the amounts payable to such employee will be reduced to the maximum amount that does not trigger the excise tax, unless the applicable employee would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.
The Board or the Committee may amend or terminate the Severance Plan at any time, but no such action may be adverse to the interests of any participant (without the consent of the participant) during the two year period following a change in control or during the pendency of a “potential change in control” (as such term is defined in the Severance Plan).
The foregoing summary of the Severance Plan is qualified in its entirety by reference to the Severance Plan which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.
Item 5.07 Submission of Matters to a Vote of Security Holders
At the 2015 Annual Meeting of Stockholders of the Company held on June 24, 2015, stockholders voted on proposals to (i) elect directors to the Board of the Company and (ii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm.
All nominees for election to the Board were elected for a term that will continue until the next annual meeting of stockholders or until the director’s successor has been duly elected and qualified (or the director’s earlier resignation, death or removal). The stockholders’ vote ratified the appointment of the Company’s independent registered accounting firm.
The number of votes cast for, withheld or against and the number of abstentions and broker non-votes with respect to each proposal, as applicable, is set forth below. The Company’s independent inspector of election reported the final vote of the stockholders as follows:

Election of Directors

Director Name	Votes For	Votes Withheld	Broker Non-votes

Charles Fabrikant	17,752,431	387,545	820,082
Christopher S. Bradshaw	15,598,361	2,541,615	820,082
Ann Fairbanks	17,979,365	160,611	820,082
Blaine Fogg	17,708,159	431,817	820,082
Christopher P. Papouras	17,980,370	159,606	820,082
Yueping Sun	17,710,487	429,489	820,082
Steven Webster	14,795,838	3,344,138	820,082

Ratification of Ernst & Young LLP as the Company's Independent Registered Accounting Firm

Votes For	Votes Against	Abstain	Broker Non-votes

18,956,457	3,095	506	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

Date: June 24, 2015	By:	/s/ Christopher S. Bradshaw

	Name:	Christopher S. Bradshaw
	Title:	President, Chief Executive Officer and Chief Financial Officer